SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2003

SPARTAN STORES, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of principal executive offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Item 12.	Results of Operations and Financial Condition.

          On October 15, 2003, Spartan Stores, Inc. issued the press release reproduced below concerning its financial results for the quarter ended September 13, 2003. This report is furnished and is not considered "filed" with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement under the Securities Act of 1933.

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2004 Second-Quarter Financial Results;
Financial Trends Improve Significantly

Positive sales trend continues for second consecutive quarter
Consolidated net sales increase 3.8 percent

GRAND RAPIDS, MICHIGAN--October 15, 2003--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2004 second quarter ending September 13, 2003.

Second-quarter consolidated net sales increased 3.8 percent to $491.4 million from last year's second-quarter sales of $473.3 million. The sales increase represents the second consecutive quarter of year-over-year sales improvement and is the result of continuing positive retail comparable-store trends and an increase in distribution sales. The Company's renewed marketing, merchandising, and initial category management efforts, along with incremental sales from three new stores opened in fiscal 2003's third quarter, contributed to the sales improvement.

The Company reported second-quarter operating earnings of $7.3 million, which reverses the trend of operating losses reported by the Company in the previous three quarters. The sequential improvement in the operating results was due to improved fixed cost leverage and improving gross margin rates in the retail division. On a year-over-year basis, second-quarter operating earnings declined by $2.0 million primarily due to stronger promotional programs and the performance of stores open for less than one year.

Second-quarter net earnings, including discontinued operations, were $1.8 million, or $0.09 per diluted share, compared to a net loss of $0.6 million, or $(0.03) per diluted share, in last year's second quarter. Net earnings from continuing operations were $2.7 million, or $0.14 per diluted share, compared with $4.0 million, or $0.20 per diluted share, in fiscal 2003's second quarter.

Retail net sales for the quarter increased 3.9 percent to $230.5 million from last year's $221.8 million, representing the second consecutive quarter of significant retail sales improvement. Second-quarter comparable-store sales increased 0.7 percent, representing the second consecutive quarter of positive same-store sales growth. Grocery distribution net sales for the quarter increased 3.7 percent to $260.9 million from last year's $251.5 million.

"We are pleased to report that our positive retail and distribution sales momentum continued for the second quarter in a row despite very challenging market conditions," said Spartan Stores' President and Chief Executive Officer, Craig C. Sturken. "We are making strong progress on each of our top priorities, particularly with our sales growth initiatives. Restoring retail profitability has also been a top priority, and we are proud to have achieved a $4.3 million retail operating profit in the second quarter. Our distribution business also remains solidly profitable.

"The swift financial and operational performance improvements are a direct result of the many operational changes made early in fiscal 2004's first quarter and the extraordinary efforts of our associates. The sales trends have continued to improve with the roll out of new retail and distribution merchandising and marketing programs and with the initial improvement in our category management practices. We continue to report particular strength in our retail comparable-store sales results, indicating that our merchandising and strategic changes are producing the desired positive outcome. Distribution sales are also improving as we gain new accounts and increase penetration with existing customers by delivering better services and programs that help customers improve their competitive market position."

Gross margin for the second quarter declined 10 basis points to 19.0 percent from 19.1 percent in last year's second quarter due to increased promotional activity. On a sequential quarter basis, however, the second quarter represented an increase in the overall gross profit margin rate of 50 basis points primarily due to the initial roll out of new merchandising and promotional programs in the retail division.

Second-quarter operating expenses increased $4.7 million to $86.1 million from $81.4 million in the previous year's period. The increase was primarily due to higher operating costs associated with an increase in sales volumes, three new stores, insurance and higher advertising costs related to the Company's elimination of a joint retail and wholesale marketing program in fiscal 2003's third quarter. As a percentage of sales, operating expenses rose to 17.5 percent compared with 17.2 percent for the corresponding period last year.

For the 24-weeks ending September 13, 2003, the Company reported a 3.2 percent increase in consolidated net sales to $953.9 million compared with $924.8 million in last year's 24-week period. Operating earnings for the 24-week period were $6.4 million compared with $16.3 million in the corresponding period last year. Net loss for the year-to-date period, including the discontinued operations and the cumulative effect of a change in accounting principle, narrowed to $4.3 million, or $(0.22) per diluted share, compared with $44.3 million, or $(2.24) per diluted share in the same period last year.

As the Company continued efforts to de-leverage its balance sheet, long-term debt, including current maturities, declined 15.6 percent to $141.4 million as of September 13, 2003 from $167.6 million at the end of fiscal 2004's first quarter. Working capital employed by the Company also declined by 17.5 percent to $35.3 million at September 13, 2003 from $42.8 million at June 21, 2003. The lower investment in working capital was due to the Company's continued effort to more efficiently manage inventory and the disposition of its Food Town grocery store operations.

Mr. Sturken explained, "We continue to expect sales and gross profit margins to improve during the remainder of fiscal 2004. Our cost reduction initiatives should also become more evident as we progress through the second half of fiscal 2004."

A telephone conference call to discuss the Company's second-quarter results is scheduled for 9:00 a.m. Eastern Time, Thursday, October 16, 2003. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's ninth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects," "anticipates," "projects," "plans," "believes," "estimates," "intends," or is "optimistic" or "confident", that a particular occurrence "will," "may," "could," "should," or "will likely" occur or that a particular event "will," "may," "should," "could" "is contingent upon," "is expected to" or "will likely" occur in the future or that there is a "trend" or "indications" toward, or "on track" toward a particular result or occurrence or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; improve sales growth; increase gross margin; reduce operating cost structures; improve financial and operational performance; satisfy contractual requirements and conditions; sell assets that are held for sale on favorable terms; continue improving trends; continue to meet the requirements of our debt covenants; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, changes in economic conditions generally or in the markets and geographic areas that we serve and adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; and labor shortages or stoppages. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12weeks) Sept. 13, 2003	(12 weeks) Sept. 14 2002	(24 weeks) Sept. 13, 2003	(24 weeks) Sept. 14, 2002

Net sales	$491,371	$473,313	$953,940	$924,788
Cost of goods sold	397,991	382,681	774,989	747,144
Gross margin	93,380	90,632	178,951	177,644

Operating expenses
Selling, general and administrative	79,994	74,924	160,376	148,762
Depreciation and amortization	6,114	6,430	12,195	12,597
Total operating expenses	86,108	81,354	172,571	161,359

Operating earnings	7,272	9,278	6,380	16,285

Other income and expenses
Interest expense	3,203	3,518	7,241	7,047
Interest income	(144)	(156)	(347)	(355)
Other (gains) losses, net	(6)	(426)	39	(429)
Total other income and expenses	3,053	2,936	6,933	6,263

Earnings (loss) before income taxes, discontinued operations and cumulative effect of a change in accounting principle	4,219	6,342	(553)	10,022
Income taxes	1,489	2,309	(193)	3,606

Earnings (loss) from continuing operations	2,730	4,033	(360)	6,416

Loss from discontinued operations, net of tax	(958)	(4,619)	(3,985)	(15,378)

Cumulative effect of change in accounting principle, net of taxes	-	-	-	(35,377)

Net earnings (loss)	$1,772	$(586)	$(4,345)	$(44,339)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.14	$0.20	$(0.02)	$0.32
Loss from discontinued operations	(0.05)	(0.23)	(0.20)	(0.78)
Cumulative effect of a change in accounting principle	-	-	-	(1.78)
Net earnings (loss)	$0.09	$(0.03)	$(0.22)	$(2.24)

Weighted average number of shares outstanding:
Basic	19,947	19,857	19,962	19,832
Diluted	20,077	19,857	19,962	19,832

Note: Certain financial data above has been reclassified to reflect previously divested operations and operations expected to be divested as discontinued operations.

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 13, 2003 (Unaudited)	March 29, 2003
ASSETS
Current assets
Cash and cash equivalents	$15,121	$23,306
Marketable securities	1,622	1,705
Accounts receivable, net	52,283	70,747
Inventories	103,857	138,095
Other current assets	18,335	26,603
Property and equipment held for sale	7,521	54,684
Total current assets	198,739	315,140
Other assets
Goodwill, net	68,700	68,743
Deferred taxes on income	22,881	25,566
Other	25,068	26,785
Total other assets	116,649	121,094
Property and equipment, net	111,779	120,072
Total assets	$427,167	$556,306

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$87,959	$112,181
Accrued payroll and benefits	19,540	28,533
Insurance reserves	15,667	14,783
Accrued taxes	11,762	16,735
Other accrued expenses	10,105	19,150
Current maturities of long-term debt	18,385	36,594
Total current liabilities	163,418	227,976

Other long-term liabilities	35,087	34,881

Long-term debt	123,008	183,817

Shareholders' equity

Common stock, voting, no par value; 50,000 shares authorized; 20,053 and 19,999 shares outstanding	116,476	116,388
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(2,537)	(2,816)
(Accumulated deficit) retained earnings	(8,285)	(3,940)

Total shareholders' equity	105,654	109,632

Total liabilities and shareholders' equity	$427,167	$556,306

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Second Quarter Ended		Year-to-Date
	(12 weeks) Sept. 13, 2003	(12 weeks) Sept. 14, 2002	(24 weeks) Sept. 13, 2003	(24 weeks) Sept. 14, 2002
Retail Segment:

Net sales	$230,502	$221,785	$442,775	$425,631
Operating earnings	$4,247	$5,511	$1,260	$8,831

Grocery Distribution Segment:

Net sales	$260,869	$251,528	$511,165	$499,157
Operating earnings	$3,025	$3,767	$5,120	$7,454

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 2003	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer